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                                                                    EXHIBIT 10.9

May 31, 1994


Gayle Crowell
25205 Palomares Road
Castro Valley, CA 95232

Dear Gayle:

     We are very pleased to extend you an offer to join ViewStar Corporation in the position of Senior Vice President and General Manager, Worldwide Field Operations, reporting to me. Your start date will be June 6, 1994. At your request in order to take your accrued vacation you will be granted an unpaid leave of absence until your first paid day on July 5, 1994. Should your current employer not provide payment of all or a portion of your accrued vacation then we will be willing to start you on our payroll prior to July 5th, to cover the portion of accrued vacation unavailable to you.

     Your base salary will be $12,500 per month (which equals to $150,000, annualized) with equal installments paid on the 15th and the last day of every month. You are eligible for incentive compensation per the attached compensation plan. We will guarantee $69,000 of this incentive compensation in the form of a non-recoverable draw to create a total compensation of $225,000 per year, through December 31, 1995.

     In the event that your employment is terminated prior to January 1, 1996 (other than for voluntary resignation, cause, death or disability) then ViewStar will provide twelve months of pay continuance (paid twice per month at the rate of $225,000 per year) and twelve months of stock vesting. This twelve month compensation continuance is effective from the date of termination. Eligibility for compensation continuance will not extend beyond January 1, 1996, unless your termination results from a merger or acquisition as discussed in the next paragraph.

     In the event that a merger or acquisition of the company results in either your termination of employment (as defined above) or a significant reduction in responsibilities, then ViewStar will provide twelve months of pay continuance (paid twice per month at the rate of $225,000 per year) and twelve months of stock vesting. There is no time limitation on this provision. Eligibility commences from the date of any job impact.

     Your benefits will include comprehensive medical, dental and vision coverage as well as life insurance and long-term disability (a Benefits Summary is enclosed) which will become effective on your date of hire. We will also provide you additional life insurance in order to provide total coverage of at least $300,000.
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     The company will also grant you, subject to Board of Directors' approval at the next Board meeting (scheduled for June 15, 1994), an option to purchase 100,000 shares of stock, per the company's stock option plan, subject to compliance with federal and state securities laws. This option consists of common stock at fair market value with an effective 50 month vesting period. The actual price of the option will be set at the Board meeting following your employment with ViewStar. After the initial probationary period of six months, your options will vest at a rate of 2% per month, retroactively to your first full month of employment. Continued employment is a condition to vesting (except in the case of a merger or acquisition of the company as referenced above).

     The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire. To assist us in complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9), dating it with the date of your first day at work. You will also need to be prepared to supply to Human Resources any documents needed to satisfy the requirements of Part 2 of the I-9 form; either one from list A, OR one from list B and one from list C. The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

     As a further condition of employment, we require that you read, sign and return the enclosed Proprietary Information/Employment Agreement and ViewStar's application form. We have also included a W-4 form (required for payroll processing) and a direct deposit form (participation is optional) which must be completed and returned to Human Resources on your first day of employment.

     Please do not hesitate to call if you have any additional questions.


Sincerely,                             Accepted:


/s/ Mark Perry                         /s/ Gayle Crowell           6/1/94
Mark Perry                             ------------------------------------
President & CEO                        Name                         Date


Enclosures

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